Exhibit 99.1

JATT Acquisition Corp. and Zura Bio Limited Announce Definitive Business Combination Agreement to Create NYSE Listed Biotechnology Company

Company advancing ZB-168, an anti-IL7Ra monoclonal antibody, originally developed by Pfizer Inc., in multiple phase 2 clinical trials

The transaction values the combined companies at a pro forma enterprise value of $215 million

Total gross proceeds of up to $189 million of which up to $139 million is from the cash held in trust (assuming no redemptions) and $50 million from the committed forward purchase agreement and PIPE investments

The transaction is expected to be completed in the fourth quarter of 2022

New York, NY and London, UK – June 17, 2022 Zura Bio Limited (“Zura Bio”), a clinical-stage biotechnology company focused on developing novel medicines for immune disorders, and JATT Acquisition Corp. (“JATT”) (NYSE: JATT, JATT.U, JATT.WS), a publicly traded special purpose acquisition company (“SPAC”) formed for the purpose of acquiring or merging with one or more businesses, today announced they have entered into a definitive business combination agreement. Upon closing of the transaction, the combined company will be renamed “Zura Bio Limited”. The combined company’s ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the ticker symbol “ZURA”.

“This is an important milestone for Zura Bio as it accelerates our goal to become a leading global immunology company. We look forward to initiating our phase 2 clinical trial in alopecia areata and to exploring the potential of ZB-168 in other immune diseases. Through the combination with JATT, we will strengthen our leadership team and secure capital to rapidly advance ZB-168 through the clinic in order to bring potentially life-altering new medicines to patients in need,” said Oliver Levy, Chief Financial Officer and member of Zura Bio’s board of directors.

Upon closing of the transaction, the combined company is expected to be led by a team of biotechnology entrepreneurs and pharma industry veterans, with Dr. Someit Sidhu, Founder and Chief Executive Officer of JATT, and Javier Cote-Sierra, Ph.D., a Director on the JATT board of directors, expected to join Zura Bio as Chief Executive Officer and Chief Scientific Officer, respectively.

“Zura Bio has a compelling asset in ZB-168 with the potential to target two important immune pathways in IL7 and TSLP. We believe ZB-168 has a significant opportunity to be an important medicine for the treatment of many immune diseases. I look forward to joining the leadership team of Zura Bio following completion of the business combination and I am confident we can make a difference in the lives of patients,” noted Dr. Sidhu.

Proceeds from the transaction are expected to provide Zura Bio with the capital needed to accelerate the development of ZB-168, a fully-human, clinical-stage antibody targeting IL7Rα, that was recently in-licensed from Pfizer Inc. IL7Rα sits at the nexus of two key immune pathways (IL7 and TSLP), thus inhibiting IL7Rα, and has the potential to block signalling through either of these important immunological pathways.

ZB-168 is the only anti-IL7Rα antibody to have reported data in patients with an autoimmune disease. In a 37-patient phase 1b trial in type 1 diabetes mellitus, ZB-168 has demonstrated a favourable safety profile as well as the ability to modulate key T-cell subpopulations.

In 2023, Zura Bio plans to initiate a phase 2 proof-of-concept study in alopecia areata, a T-cell mediated disease affecting millions of patients worldwide. An additional phase 2 study in a second indication is also expected to be initiated in 2023.

About the Transaction

The business combination implies a pro forma enterprise value of the combined company of approximately $215 million. The combined company is expected to receive gross cash proceeds of up to $189 million, comprising the $139 million held in JATT’s trust account (assuming no redemptions by public shareholders of JATT) and a concurrent, fully committed $50 million from a forward purchase agreement and PIPE financing of ordinary shares issued at $10.00 per share. If public shareholder redemptions exceed 90%, a further amount of $15 million will be payable under the forward purchase agreement, so that the minimum gross cash proceeds will be at least $65 million. The combined company will bear deferred underwriting commissions and transaction expenses out of the gross proceeds.

The transaction, which has been approved by Zura Bio’s and JATT’s boards of directors, is expected to close in the fourth quarter of 2022, subject to review and approval by the Securities and Exchange Commission (“SEC”) of the registration statement on Form S-4 to be filed with the SEC, approval by JATT’s shareholders, satisfaction of the minimum cash condition and other customary closing conditions, including any applicable regulatory approvals.

Advisors

Raymond James & Associates, Inc. and its affiliates (together, “Raymond James”) are acting as the lead PIPE placement agent and as financial advisor to JATT in the transaction. McDermott Will & Emery LLP and Ogier are acting as legal counsel to Zura Bio. Loeb & Loeb LLP and Simmons & Simmons are acting as legal counsel to JATT and Maples and Calder (Cayman) LLP are acting as Cayman Islands legal counsel to JATT. Paul Hastings LLP is acting as legal counsel to Raymond James.

About Zura Bio Limited

Zura Bio is a clinical-stage biotechnology company advancing ZB-168 in alopecia areata and other inflammatory diseases. ZB-168 is an anti-IL7Rα inhibitor that has the potential to impact diseases driven by IL7 and TSLP biological pathways. Zura Bio aims to develop a portfolio of therapeutic indications for ZB-168, and is focused on demonstrating its efficacy, safety, dosing convenience and mechanism of action, initially in alopecia areata. This will build on Phase 1b data in type 1 diabetes demonstrating a favourable safety profile and strong biological rationale. Zura Bio is headquartered in London, UK with team members in the UK and USA.

About JATT Acquisition Corp.

JATT Acquisition Corp. is led by Chairman and CEO Someit Sidhu. JATT raised $139 million in July 2021. JATT is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Additional Information about the Business Combination and Where to Find It

In connection with the proposed business combination, JATT intends to file a registration statement on Form S-4 (the "Form S-4") with the SEC. The Form S-4 will include a proxy statement/prospectus of JATT. The proxy statement/prospectus will be sent to all JATT shareholders. Additionally, JATT will file other relevant materials with the SEC in connection with the proposed business combination. Copies of the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. The information contained in, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release. Before making any voting or investment decision, investors and security holders of JATT are urged to read the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC in connection with the proposed business combination because they will contain important information about the proposed business combination and the parties to the proposed business combination.

Participants in Solicitation

JATT and Zura Bio and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of JATT's shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of JATT's directors and officers in JATT's filings with the SEC, including JATT's annual report on Form 10-K for the fiscal year ended December 31, 2021 (the "Form 10-K"), JATT's initial public offering prospectus, which was filed with the SEC on July 14, 2021, and JATT's subsequent quarterly reports on Form 10-Q. To the extent that holdings of JATT's securities by JATT's insiders have changed from the amounts reported therein, any such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to JATT's shareholders in connection with the business combination will be included in the proxy statement/prospectus relating to the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This communication shall also not constitute an offer to sell or a solicitation of an offer to buy any securities of JATT or Zura Bio, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination between JATT and Zura Bio. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predict," "potential," "continue," "strategy," "future," "opportunity," "would," "seem," "seek," "outlook" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements include, without limitation, Zura Bio's and JATT's expectations with respect to anticipated financial impacts of the proposed business combination, the satisfaction of closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination. You should carefully consider the risks and uncertainties described in the "Risk Factors" section of JATT's Form 10-K and initial public offering prospectus, and its subsequent quarterly reports on Form 10-Q. In addition, there will be risks and uncertainties described in the Form S-4 and other documents filed by JATT from time to time with the SEC. These filings would identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Many of these factors are outside Zura Bio's and JATT's control and are difficult to predict. Many factors could cause actual future events to differ from the forward-looking statements in this communication, including but not limited to: (1) the outcome of any legal proceedings that may be instituted against JATT or Zura Bio following the announcement of the proposed business combination; (2) the inability to complete the proposed business combination, including due to the inability to concurrently close the business combination and related transactions, including the private placement of ordinary shares or due to failure to obtain approval of the shareholders of JATT; (3) the risk that the proposed business combination may not be completed by JATT's business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by JATT; (4) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval by the shareholders of JATT, the satisfaction of the minimum cash requirement following any redemptions by JATT's public shareholders and the receipt of certain governmental and regulatory approvals; (5) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the proposed business combination; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (7) volatility in the price of JATT's or the combined company’s securities; (8) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (9) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (10) costs related to the proposed business combination; (11) changes in the applicable laws or regulations; (12) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (13) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Zura Bio operates; (14) the impact of the global COVID-19 pandemic; (15) the potential inability of the combined company to raise additional capital needed to pursue its business objectives or to achieve efficiencies regarding other costs; (16) the enforceability of Zura Bio's intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; and (17) other risks and uncertainties described in JATT's Annual Report, its initial public offering prospectus, and its subsequent Quarterly Reports on Form 10-Q and to be described in the Form S-4 and other documents to be filed by JATT from time to time with the SEC. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. Zura Bio and JATT caution that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. Neither Zura Bio nor JATT gives any assurance that Zura Bio or JATT will achieve its expectations. None of Zura Bio or JATT undertakes or accepts any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws.

Contacts:

JATT Acquisition Corp:

Verender S. Badial

Chief Financial Officer

Email: info@jattacquisition.com

Website: www.jattacquisition.com

Zura Bio Limited:

Oliver Levy

Chief Financial Officer

Email: info@zurabio.com

Website: www.zurabio.com

Media:

Triquartista Consulting

Chris Wilson

Email: chris@trequartistaconsulting.com

Investors:

Stern IR

Anne Marie Fields

Managing Director

Email: annemarie.fields@sternir.com